Exhibit 99.1

Investor Contact:	Media Contact:
Christina Cheng	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(514) 856-3855	(908) 541-3785
(877) 281-6642 (toll free)

BAUSCH HEALTH ANNOUNCES SECOND-QUARTER 2022 RESULTS

•Revenues of $1.967 billion
•Company to appeal anticipated court decision and vigorously defend XIFAXAN intellectual property
•Balance sheet continues to improve with early retirement of $481 million of long-term debt through open market repurchases
•Committed to strategic alternatives and will continue to evaluate the distribution of Bausch + Lomb shares as the Company works through patent litigation
•Updates guidance

LAVAL, QC, Aug. 9, 2022 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we” or “our”) today announced its second-quarter 2022 financial results.

“The second quarter was a transitional quarter for Bausch Health as we intensified our focus on the Bausch Pharma and Solta businesses,” Thomas J. Appio, Chief Executive Officer, Bausch Health, said. “In our first ninety days, our leadership team has taken immediate action to strengthen execution and accelerate change. We have advanced debt paydown through open market repurchases this quarter. We are focused on creating value through driving growth, profitability and improving our balance sheet .”

Strategic Alternatives Update
The Company believes that spinning off Bausch + Lomb makes strategic sense and it remains committed to doing so as soon as it is able to satisfy all applicable conditions as previously disclosed. The Company is evaluating all relevant factors and considerations regarding the distribution as it assesses the potential impacts of the Norwich XIFAXAN® patent litigation.

Second-Quarter 2022 Revenue Performance
Total reported revenues were $1.967 billion for the second quarter of 2022, as compared to $2.1 billion in the second quarter of 2021, a decrease of $133 million, or 6%. Excluding the unfavorable impact of foreign exchange of $61 million and the impact of divestitures and discontinuations of $74 million, primarily due to the divestiture of Amoun Pharmaceutical Company S.A.E. (“Amoun”) on July 26, 2021, revenue was flat on an organic basis1,2 compared to the second quarter of 2021.

Reported revenues by segment were as follows:

___________________________________
1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.
2 Organic revenue and change in organic revenue (non-GAAP), are defined as GAAP Revenue and changes in GAAP revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations.

1 | Page

	Three Months Ended June 30,
(in millions)	2022	2021 [3]	Reported Change	Reported Change	Change at Constant Currency[1,4] (non-GAAP)	Organic Change[1,2] (non-GAAP)
Total Bausch Health Revenues	$1,967	$2,100	($133)	(6%)	(3%)	—%
Salix segment	$501	$516	($15)	(3%)	(3%)	(3%)
International segment[3]	$233	$313	($80)	(26%)	(21%)	2%
Diversified Products segment[3]	$235	$264	($29)	(11%)	(11%)	(11%)
Solta Medical segment[3]	$57	$73	($16)	(22%)	(22%)	(22%)
Bausch + Lomb segment[3]	$941	$934	$7	1%	6%	6%

Salix Segment
Salix segment reported and organic1,2 revenues were $501 million for the second quarter of 2022, as compared to $516 million for the second quarter of 2021, a decrease of $15 million, or 3%. The decrease was primarily driven by a decline in sales of TRULANCE® and certain non-promoted products, partially offset by increased sales of XIFAXAN® and PLENVU®.

International Segment3
International segment reported revenues were $233 million for the second quarter of 2022, as compared to $313 million for the second quarter of 2021, a decrease of $80 million, or 26%. Excluding the unfavorable impact of foreign exchange of $15 million and the impact of divestitures and discontinuations of $71 million, primarily from the divestiture of Amoun, segment revenues increased organically1,2 by 2% compared to the second quarter of 2021. 2022 includes a provision for expected future product returns of $11 million. Excluding the impact of this returns provision, segment revenues increased by 7% on an organic1,2 basis.

Diversified Products Segment3
Diversified Products segment reported and organic1,2 revenues were $235 million for the second quarter of 2022, as compared to $264 million for the second quarter of 2021, a decrease of $29 million, or 11%, primarily attributable to a decrease in volumes attributable to the neurology business and lower net realized pricing. Revenues from Jublia® increased 13% as the brand continues to benefit from marketing investment.

Solta Medical Segment3
Solta Medical segment reported and organic1,2 revenues were $57 million for the second quarter of 2022, as compared to $73 million in the second quarter of 2021, a decrease of $16 million, or 22%. Ongoing COVID-related lockdowns in China drove the decline.
___________________________________
3 Commencing in the first quarter of 2022, the Company realigned its segment reporting structure and now operates in the following reportable segments: Salix, International, Diversified Products, Solta Medical and Bausch + Lomb. Under the new segment structure, Ortho Dermatologics is now part of the current Diversified Products segment and the Solta reporting unit is now the sole reporting unit of the Solta Medical segment. All segment and business unit references in this news release are to this realigned segment and business unit reporting structure and prior period presentations of results have been conformed to the current segment and business unit reporting structure to allow investors to evaluate results between periods on a constant basis.
4 To assist investors in evaluating the Company’s performance, reported sales are adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP ratio, is determined by comparing 2022 reported amounts adjusted to exclude currency impact, calculated using 2021 monthly average exchange rates, to the actual 2021 reported amounts.

2 | Page

Bausch + Lomb Segment3
Bausch + Lomb segment reported revenues were $941 million for the second quarter of 2022, as compared to $934 million for the second quarter of 2021, an increase of $7 million, or 1%. Excluding the unfavorable impact of foreign exchange of $46 million and the impact of divestitures and discontinuations of $3 million, the Bausch + Lomb segment revenue increased organically1,2 by 6% compared to the second quarter of 2021, driven by sales growth in Vision Care and Surgical, offset by lower revenues from Ophthalmic Pharmaceuticals.

Operating Income/Loss
Operating income was $161 million for the second quarter of 2022, as compared to an operating loss of $270 million for the second quarter of 2021, a favorable change of $431 million, primarily driven by a decrease in Other expense, primarily attributable to higher adjustments related to the settlement of certain litigation matters in the second quarter of 2021 and lower amortization of intangible assets in 2022, partially offset by an impairment to goodwill in 2022.

Net Loss Attributable to Bausch Health
Net loss attributable to Bausch Health for the second quarter of 2022 was $145 million, as compared to $595 million for the second quarter of 2021, a favorable change of $450 million as a result of the change in operating results discussed above and a net gain on extinguishment of debt in 2022, partially offset by an increase in the provision for income taxes and higher interest expense.

Adjusted net income attributable to Bausch Health (non-GAAP)1 for the second quarter of 2022 was $201 million, as compared to $352 million for the second quarter of 2021, a decrease of $151 million primarily due to the investment of Amoun, lower gross profit due to sales performance and inflation, higher operating expenses (investments in sales and marketing and research and development) and higher interest and income tax expense.

Earnings Per Share Attributable to Bausch Health
GAAP Earnings Per Share attributable to Bausch Health for the second quarter of 2022 was ($0.40), as compared to ($1.66) for the second quarter of 2021.

Adjusted EBITDA attributable to Bausch Health (non-GAAP)1
Adjusted EBITDA attributable to Bausch Health (non-GAAP)1 was $701 million for the second quarter of 2022, as compared to $826 million for the second quarter of 2021, a decrease of $125 million, primarily due to the divestment of Amoun, lower gross profit as discussed above and higher investments in sales and marketing and research and development.

Cash Provided by Operating Activities
The Company generated cash provided by operating activities of $123 million in the second quarter of 2022, as compared to $395 million in the second quarter of 2021, a decrease of $272 million due to business results and changes in working capital.

Balance Sheet Highlights as of June 30, 2022:
•Cash, cash equivalents, restricted cash and other settlement deposits were $1.879 billion5.
•The Company executed an open market repurchase program in the second quarter in which the Company purchased $481 million of unsecured bonds for $300 million of cash consideration.
___________________________________
5 Cash, cash equivalents, restricted cash and other settlement deposits includes restricted cash of $1.210 billion of payments into an escrow fund under the terms of a settlement agreement regarding certain U.S. securities litigation (subject to an objector’s appeal of the final court approval of the agreement).

3 | Page

•Bausch Health had availability under its 2027 Revolving Credit Facility of approximately $500 million and Bausch + Lomb had availability of approximately $500 million under its Revolving Credit Facility.

2022 Financial Outlook
Bausch Health updated its consolidated guidance for the full year 2022 as follows:
•Full year revenue range of $8.05 - $8.22 billion compared to prior guidance of $8.25 - $8.40 billion
•Full year Adjusted EBITDA (non-GAAP)1 range of $3.02 - $3.12 billion compared to prior guidance of $3.225 - $3.375 billion

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release. The guidance in this news release is only effective as of the date given, August 9, 2022, and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.

4 | Page

Conference Call Details

Date:	Tuesday, Aug. 9, 2022

Time:	8:00 a.m. ET

Webcast:	http://ir.bauschhealth.com/events-and-presentations

Participant Event Dial-in:	+1 (888) 317-6003 (United States) +1 (412) 317-6061 (International) +1 (866) 284-3684 (Canada)

Participant Passcode:	9325022

Replay Dial-in:	+1 (877) 344-7529 (United States) +1 (412) 317-0088 (International) +1 (855) 669-9658 (Canada)

Replay Passcode:	9325022 (replay available until Aug. 16, 2022)
About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our approximately 90% ownership of Bausch + Lomb Corporation. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.
Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, Bausch Health’s future prospects and performance, including the Company’s 2022 full-year guidance, the Company’s spinoff of its eye health business from the remainder of Bausch Health and the timing thereof, and commitment to evaluating the distribution, details of the Company’s product pipeline and expected regulatory filings, the Company's intention to appeal certain court decisions and orders with respect to XIFAXAN® patents and the anticipated impact of the COVID-19 pandemic on the Company and the Company’s recovery therefrom. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those

5 | Page

described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the Company’s proposed plan to separate its eye health business from the remainder of Bausch Health, including the expected benefits and costs of the spinoff transaction, the expected timing of completion of the spinoff transaction and its terms (including the Company’s expectation that the spinoff transaction will be completed following the expiry of customary lock-ups related to the Bausch + Lomb IPO and achievement of targeted debt leverage ratios, subject to receipt of applicable shareholder, stock exchange, regulatory and other necessary approvals), the Company’s ability to complete the spinoff transaction considering the various conditions to the completion of the spinoff transaction (some of which are outside the Company’s control, including conditions related to regulatory matters and a possible shareholder vote, if applicable), that market or other conditions are no longer favorable to completing the transaction, that the previously announced planned IPO of the Company’s medical aesthetic business, Solta Medical has been suspended, that any shareholder, stock exchange, regulatory or other approval (if required) is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following the spinoff transaction, diversion of management time on spinoff transaction-related issues, retention of existing management team members, the reaction of customers and other parties to the spinoff transaction, the qualification of the spinoff transaction as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from the Canada Revenue Agency and/or U.S. Internal Revenue Service will be sought or obtained), the ability of the Company and the separated entity to satisfy the conditions required to maintain the tax-free status of the spinoff transaction (some of which are beyond their control), other potential tax or other liabilities that may arise as a result of the spinoff transaction, the potential dis-synergy costs resulting from the spinoff transaction, the impact of the spinoff transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Bausch Health is engaged in, behavior of customers, suppliers and competitors, technological developments and legal and regulatory rules affecting Bausch Health’s business. In particular, the Company can offer no assurance that any spinoff transaction will occur at all, or that any spinoff or other separation transaction will occur on the terms and timelines anticipated by the Company. They also include risks and uncertainties related to our ability to enforce and defend against challenges to our intellectual property in connection with the filing by Norwich Pharmaceuticals Inc. ("Norwich") of its Abbreviated New Drug Application for Xifaxan® (rifaxamin) 550 mg tablets and the Company's related lawsuit filed against Norwich in connection therewith and the impact of such matter on, among other things, whether any proposed separation or spinoff transaction will occur at all, or that any such transaction will occur on the timelines anticipated by the Company. They also include the challenges the Company faces as a result of the closing of the Bausch + Lomb IPO, including the transitional services being provided by and to the Bausch + Lomb entity, any potential actual or perceived conflict of interest of some of our directors and officers because of their equity ownership in Bausch + Lomb and/or because they also serve as directors or officers of Bausch + Lomb and our ability to timely consolidate the financial results of the Bausch + Lomb business. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, the fear of that pandemic, the availability and effectiveness of vaccines for COVID-19, (including current or future variants and subvariants), COVID-19 vaccine immunization rates, the emergence of variant and subvariant strains of COVID-19 (including the Delta and Omicron variants), and the potential effects of that pandemic, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company, including but not limited to its supply chain, third-party suppliers, project development timelines, employee base, liquidity, stock price, financial condition and costs (which may increase) and

6 | Page

revenue and margins (both of which may decrease). In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, assumptions regarding our 2022 full-year guidance with respect to expectations regarding base performance and management’s belief regarding the impact of the COVID-19 pandemic and associated responses on such base performance and the operations and financial results of the Company generally, expected currency impact, the expected timing and impact of loss of exclusivity for certain of our products, expectations regarding the impact of a recall of certain Consumer products as a result of a quality issue at a third-party supplier, the impact of the Amoun divestiture, expectations regarding gross margin, adjusted selling, general & administrative expense (non-GAAP) and the Company’s ability to continue to manage such expense in the manner anticipated and the anticipated timing and extent of the Company’s research and development (“R&D”) expense; and the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. Management has also made certain assumptions in assessing the anticipated impacts of the COVID-19 pandemic on the Company and its results of operations and financial conditions, including: that there will be no material restrictions on access to health care products and services resulting from a possible resurgence of the virus and variant and subvariant strains thereof on a global basis in 2022; there will be increased availability and use of effective vaccines; that the strict social restrictions in the first half of 2020 will not be materially re-enacted in the event of a material resurgence of the virus and variant and subvariant strains thereof; that there will be an ongoing, gradual global recovery as the macroeconomic and health care impacts of the COVID-19 pandemic diminish over time; that the largest impact to the Company’s businesses were seen in the second quarter of 2020; that, to the extent not already achieved, our revenues will likely return to pre-pandemic levels during 2022, but that rates of recovery will vary by geography and business unit, with some regions and business units expected to lag in recovery possibly beyond 2022; and no major interruptions in the Company’s supply chain and distribution channels. If any of these assumptions regarding the impacts of the COVID-19 pandemic are incorrect, our actual results could differ materially from those described in these forward-looking statements.

Additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

7 | Page

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios, including: (i) Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP), (ii) organic growth/change, (iii) organic revenue and (iv) constant currency. As discussed below, we also provide Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.
Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP)

Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) as defined below.

Management believes that Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management on the Company’s underlying operational results and business performance. As a result, the Company uses these metrics to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our

8 | Page

financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:
•Asset impairments, including loss on assets held for sale: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Restructuring and integration costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company excludes the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions. There were no acquisition-related costs or fair value inventory step-up for the periods presented.
•Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.

9 | Page

•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation and IPO costs and separation-related and IPO-related costs: The Company has excluded certain costs incurred in connection with activities taken to: (i) separate the eye-health and the Solta aesthetic medical device businesses from the remainder of the Company and (ii) register the eye-health and the Solta aesthetic medical device businesses as independent publicly traded entities. Separation and IPO costs are incremental costs directly related to effectuating the separation of the eye-health business and the initial public offering (“IPO”) of the Solta aesthetic medical device business (the “Solta IPO”), which has now been suspended, and include, but are not limited to, legal, audit and advisory fees, talent acquisition costs and costs associated with establishing a new board of directors and related board committees. Separation-related and IPO-related costs are incremental costs indirectly related to the separation of the eye-health business and the Solta IPO and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other Non-GAAP adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net gain on sale of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded expenses associated with in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company’s research and development efforts during any given period. The Company has also excluded IT infrastructure investments that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs, including settlement costs associated with the conversion of a portion of the Company’s defined benefit plan in Ireland to a defined contribution plan. The Company excluded these costs as this event is outside of the ordinary course of continuing operations and is infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

10 | Page

Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP). Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

Adjusted Net Income (non-GAAP) and Adjusted Net Income attributable to Bausch Health Companies Inc. (non-GAAP)
Adjusted net income (loss) (non-GAAP) (its most directly comparable GAAP financial measure), adjusted for restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments (including loss on assets held for sale), acquisition-related adjustments, excluding amortization, separation and IPO costs and separation-related and IPO-related costs and other non-GAAP charges as these adjustments are described above, and amortization of intangible assets as described below:

•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP) is Adjusted net income (non-GAAP) further adjusted to exclude the Adjusted net income attributable to noncontrolling interest (non-GAAP). Adjusted net income attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.
Historically, management has used Adjusted net income (loss) (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allowed investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our Adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. In addition, a subsequent to the Bausch + Lomb IPO, the Company presenting Adjusted net income (non-GAAP) attributable to Bausch Health Companies Inc. may be useful to investors in their assessment of the Company and its performance.

Organic Revenue and Organic Revenue Change

11 | Page

Organic revenue and organic revenue change are non-GAAP measures. Non-GAAP measures are not standardized measures under the financial reporting framework used to prepare the Company’s financial statements and might not be comparable to similar financial measures disclosed by other issuers.
Organic revenue and change in organic revenue (non-GAAP), are defined as GAAP Revenue and changes in GAAP revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations, as defined further below. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and organic revenue changes (non-GAAP) to assess performance of its reportable segments, and the Company in total, The Company believes that providing these measures is useful to investors as they provide a supplemental period-to-period comparison.
The adjustments to GAAP Revenue and changes in GAAP revenue to determine Organic Revenue (non-GAAP) and changes in Organic Revenue (non-GAAP) are as follows:

•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and organic growth/change exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and organic growth/change exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2022 reported amounts adjusted to exclude currency impact, calculated using 2021 monthly average exchange rates, to the actual 2021 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

12 | Page

Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2022 and 2021
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
Revenues
Product sales	$1,947	$2,076	$3,845	$4,079
Other revenues	20	24	40	48
	1,967	2,100	3,885	4,127
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	570	604	1,113	1,168
Cost of other revenues	7	8	15	18
Selling, general and administrative	676	685	1,298	1,291
Research and development	127	115	254	227
Amortization of intangible assets	302	360	612	717
Goodwill impairments	83	—	83	469
Asset impairments, including loss on assets held for sale	6	47	14	195
Restructuring, integration, separation and IPO costs	35	9	48	21
Other expense, net	—	542	2	512
	1,806	2,370	3,439	4,618
Operating income (loss)	161	(270)	446	(491)
Interest income	3	2	5	4
Interest expense	(410)	(364)	(772)	(732)
Gain (loss) on extinguishment of debt	113	(45)	113	(50)
Foreign exchange and other	4	7	(3)	8
Loss before income taxes	(129)	(670)	(211)	(1,261)
(Provision for) benefit from income taxes	(10)	77	6	61
Net loss	(139)	(593)	(205)	(1,200)
Net income attributable to noncontrolling interest	(6)	(2)	(9)	(5)
Net loss attributable to Bausch Health Companies Inc.	$(145)	$(595)	$(214)	$(1,205)

13 | Page

Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Loss to Adjusted Net Income (non-GAAP)
For the Three and Six Months Ended June 30, 2022 and 2021
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
Net loss	$(139)	$(593)	$(205)	$(1,200)
Non-GAAP adjustments: (a)
Amortization of intangible assets	302	360	612	717
Goodwill impairments	83	—	83	469
Asset impairments, including loss on assets held for sale	6	47	14	195
Restructuring and integration costs	22	3	25	6
Acquired in-process research and development costs	—	1	—	3
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	(5)	9	(2)	—
(Gain) loss on extinguishment of debt	(113)	45	(113)	50
IT infrastructure investment	3	6	8	11
Separation costs, separation-related costs, IPO costs and IPO-related costs	53	41	87	70
Legal and other professional fees	8	17	23	34
Gain on sale of assets, net	(3)	—	(3)	(23)
Litigation and other matters	8	532	7	532
Other	2	—	8	—
Tax effect of non-GAAP adjustments	(16)	(114)	(67)	(137)
Total non-GAAP adjustments	350	947	682	1,927
Adjusted net income (non-GAAP)	211	354	477	727
Adjusted net income attributable to noncontrolling interest (non-GAAP)	(10)	(2)	(13)	(5)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$201	$352	$464	$722
(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

14 | Page

Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2022 and 2021
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$676	$685	$1,298	$1,291
IT infrastructure investment (a)	(3)	(6)	(8)	(11)
Legal and other professional fees (b)	(8)	(17)	(23)	(34)
Separation-related and IPO-related costs (c)	(40)	(35)	(64)	(55)
Adjusted selling, general and administrative (non-GAAP)	$625	$627	$1,203	$1,191
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$302	$360	$612	$717
Amortization of intangible assets (d)	$(302)	(360)	$(612)	(717)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$83	$—	$83	$469
Goodwill impairments (e)	(83)	—	(83)	(469)
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Asset impairments, including loss on assets held for sale reconciliation:
GAAP Asset impairments, including loss on assets held for sale	$6	$47	$14	$195
Asset impairments, including loss on assets held for sale (f)	(6)	(47)	(14)	(195)
Adjusted asset impairments, including loss on assets held for sale (non-GAAP)	$—	$—	$—	$—
Restructuring, integration, separation and IPO costs reconciliation:
GAAP Restructuring, integration, separation and IPO costs	$35	$9	$48	$21
Restructuring and integration costs (g)	(22)	(3)	(25)	(6)
Separation and IPO costs (c)	(13)	(6)	(23)	(15)
Adjusted restructuring, integration, separation and IPO costs (non-GAAP)	$—	$—	$—	$—
Other expense, net reconciliation:
GAAP Other expense, net	$—	$542	$2	$512
Litigation and other matters (h)	(8)	(532)	(7)	(532)
Acquisition-related contingent consideration (i)	5	(9)	2	—
Gain on sale of assets, net (j)	3	—	3	23
Acquired in-process research and development costs (k)	—	(1)	—	(3)
Adjusted other expense, net (non-GAAP)	$—	$—	$—	$—

15 | Page

Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2022 and 2021
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
Gain (loss) on extinguishment of debt reconciliation:
GAAP Gain (loss) on extinguishment of debt	$113	$(45)	$113	$(50)
(Gain) loss on extinguishment of debt (l)	(113)	45	(113)	50
Adjusted gain (loss) on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$4	$7	$(3)	$8
Other (m)	(2)	—	(8)	—
Adjusted foreign exchange and other (non-GAAP)	$2	$7	$(11)	$8
(Provision for) benefit from income taxes reconciliation:
GAAP (Provision for) benefit from income taxes	$(10)	$77	$6	$61
Tax effect of non-GAAP adjustments (n)	(16)	(114)	(67)	(137)
Adjusted provision for income taxes (non-GAAP)	$(26)	$(37)	$(61)	$(76)
Net income attributable to noncontrolling interest reconciliation:
GAAP Net income attributable to noncontrolling interest	$(6)	$(2)	$(9)	$(5)
Noncontrolling interest portion of amortization of intangible assets (o)	(4)	—	(4)	—
Adjusted net (income) loss attributable to noncontrolling interest (non-GAAP)	$(10)	$(2)	$(13)	$(5)

(a) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2). Legal and other professional fees incurred during the three and six months ended June 30, 2022 and 2021 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(c) Represents the two components of the non-GAAP adjustment of “Separation and IPO costs and separation-related and IPO-related costs” (see Table 2).
(d) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Goodwill impairments” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Asset impairments, including loss on assets held for sale” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment of “Gain on sale of assets, net” (see Table 2).
(k) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(l) Represents the sole component of the non-GAAP adjustment of “Gain (loss) on extinguishment of debt” (see Table 2).
(m) Represents the sole components of the non-GAAP adjustment of "Other" (See Table 2).
(n) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(o) Represents the portion of the non-GAAP adjustments above attributable to noncontrolling interest (see Table 2).

16 | Page

Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP)
For the Three and Six Months Ended June 30, 2022 and 2021
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
Net loss	$(139)	$(593)	$(205)	$(1,200)
Interest expense, net	407	362	767	728
Provision for (benefit from) income taxes	10	(77)	(6)	(61)
Depreciation and amortization	347	404	699	807
EBITDA	625	96	1,255	274
Adjustments:
Goodwill impairments	83	—	83	469
Asset impairments, including loss on assets held for sale	6	47	14	195
Restructuring and integration costs	22	3	25	6
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	(5)	9	(2)	—
(Gain) loss on extinguishment of debt	(113)	45	(113)	50
Share-based compensation	26	31	58	62
Separation costs, separation-related costs, IPO costs and IPO-related costs	53	41	87	70
Other adjustments:
Litigation and other matters	8	532	7	532
IT infrastructure investment	3	6	8	11
Legal and other professional fees (a)	8	17	23	34
Gain on sale of assets, net	(3)	—	(3)	(23)
Acquired in-process research and development costs	—	1	—	3
Other	2	—	8	—
Adjusted EBITDA (non-GAAP)	715	828	1,450	1,683
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) (b)	(14)	(2)	(17)	(5)
Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP)	$701	$826	$1,433	$1,678
(a) Legal and other professional fees incurred during the three and six months ended June 30, 2022 and 2021 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest adjusted for the noncontrolling interest portion of the adjustments above as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
Net income attributable to noncontrolling interest	$(6)	$(2)	$(9)	$(5)
Noncontrolling interest portion of adjustments for:
Interest expense, net	(2)	—	(2)	—
Depreciation and amortization	(6)	—	(6)	—
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP)	$(14)	$(2)	$(17)	$(5)

17 | Page

Bausch Health Companies Inc.									Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended June 30, 2022 and 2021
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	June 30, 2022			June 30, 2021			Change in GAAP Revenues		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.	Amount	Pct.
Bausch Pharma
Salix	$501	$—	$501	$516	$—	$516	$(15)	(3)%	$(15)	(3)%

International (c)	233	15	248	313	(71)	242	(80)	(26)%	6	2%

Diversified Products (c)
Neuro	121	—	121	143	—	143	(22)	(15)%	(22)	(15)%
Generics (c)	32	—	32	32	—	32	—	—%	—	—%
Ortho Dermatologics (c)	58	—	58	63	—	63	(5)	(8)%	(5)	(8)%
Dentistry (c)	24	—	24	26	—	26	(2)	(8)%	(2)	(8)%
Total Diversified Products	235	—	235	264	—	264	(29)	(11)%	(29)	(11)%

Solta Medical (c)	57	—	57	73	—	73	(16)	(22)%	(16)	(22)%

Total Bausch Pharma and Solta revenues (d)	$1,026	$15	$1,041	$1,166	$(71)	$1,095	$(140)	(12)%	$(54)	(5)%

Bausch + Lomb (c)
Vision Care (c)	$589	$29	$618	$557	$—	$557	$32	6%	$61	11%
Surgical	184	11	195	185	(3)	182	(1)	(1)%	13	7%
Ophthalmic Pharmaceuticals (c)	168	6	174	192	—	192	(24)	(13)%	(18)	(9)%
Total Bausch + Lomb revenues	$941	$46	$987	$934	$(3)	$931	$7	1%	$56	6%

Total Bausch Health Companies, Inc. revenues	$1,967	$61	$2,028	$2,100	$(74)	$2,026	$(133)	(6)%	$2	—%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended June 30, 2022 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three months ended June 30, 2021 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue (non-GAAP) is also adjusted for acquisitions, however, during the three months ended June 30, 2022 and 2021, there were no acquisitions.
(c) Commencing in the first quarter of 2022, the Company realigned its segment reporting structure and now operates in the following reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International, (iv) Diversified Products and (v) Solta Medical. The new segment

18 | Page

structure does not impact the Company’s reporting units but realigns the two reporting units of the former Ortho Dermatologics segment whereby its medical dermatology reporting unit (Ortho Dermatologics) is now part of the current Diversified Products segment and the Solta reporting unit is now the sole reporting unit of the new Solta Medical segment. Also commencing in the first quarter of 2022, the Company moved certain products previously reported in the Dentistry business unit to the Ortho Dermatologics business unit and certain products previously reported in the Ortho Dermatologics business unit to the Generics business unit. Further, in the second quarter of 2021, the Company moved certain products previously reported in the International business unit to the Vision Care or Ophthalmic Pharmaceuticals business unit. All segment and business unit references in this news release are to this realigned segment and business reporting unit structure and prior period presentations of results have been conformed to the current segment and business reporting unit structure to allow investors to evaluate results between periods on a constant basis.
(d) Bausch Pharma and Solta revenues, a non-GAAP measure, are determined by subtracting Bausch + Lomb segment revenues for the applicable period from total Bausch Health revenues for the applicable period.

19 | Page

Bausch Health Companies Inc.									Table 3b
Organic Growth (non-GAAP) - by Segment
For the Six Months Ended June 30, 2022 and 2021
(unaudited)
	Calculation of Organic Revenue for the Six Months Ended
	June 30, 2022			June 30, 2021			Change in GAAP Revenues		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.	Amount	Pct.
Bausch Pharma
Salix	$965	$—	$965	$988	$—	$988	$(23)	(2)%	$(23)	(2)%

International (c)	477	27	504	619	(140)	479	(142)	(23)%	25	5%

Diversified Products (c)
Neuro	249	—	249	297	—	297	(48)	(16)%	(48)	(16)%
Generics (c)	70	—	70	82	—	82	(12)	(15)%	(12)	(15)%
Ortho Dermatologics (c)	117	—	117	131		131	(14)	(11)%	(14)	(11)%
Dentistry (c)	48	—	48	50	—	50	(2)	(4)%	(2)	(4)%
Total Diversified Products	484	—	484	560	—	560	(76)	(14)%	(76)	(14)%

Solta Medical (c)	129	—	129	145	—	145	(16)	(11)%	(16)	(11)%

Total Bausch Pharma and Solta revenues (d)	$2,055	$27	$2,082	$2,312	$(140)	$2,172	$(257)	(11)%	$(90)	(4)%

Bausch + Lomb (c)
Vision Care (c)	$1,149	$48	$1,197	$1,112	$—	$1,112	$37	3%	$85	8%
Surgical	358	17	375	347	(6)	341	11	3%	34	10%
Ophthalmic Pharmaceuticals (c)	323	10	333	356	—	356	(33)	(9)%	(23)	(6)%
Total Bausch + Lomb revenues	$1,830	$75	$1,905	$1,815	$(6)	$1,809	$15	1%	$96	5%

Total Bausch Health Companies, Inc. revenues	$3,885	$102	$3,987	$4,127	$(146)	$3,981	$(242)	(6)%	$6	—%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the six months ended June 30, 2022 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the six months ended June 30, 2021 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue (non-GAAP) is also adjusted for acquisitions, however, during the six months ended June 30, 2022 and 2021, there were no acquisitions.
(c) Commencing in the first quarter of 2022, the Company realigned its segment reporting structure and now operates in the following reportable segments: (i) Bausch + Lomb, (ii) Salix, (iii) International, (iv) Diversified Products and (v) Solta Medical. The new segment structure does not impact the Company’s reporting units but realigns the two reporting units of the former Ortho Dermatologics

20 | Page

segment whereby its medical dermatology reporting unit (Ortho Dermatologics) is now part of the current Diversified Products segment and the Solta reporting unit is now the sole reporting unit of the new Solta Medical segment. Also commencing in the first quarter of 2022, the Company moved certain products previously reported in the Dentistry business unit to the Ortho Dermatologics business unit and certain products previously reported in the Ortho Dermatologics business unit to the Generics business unit. Further, in the second quarter of 2021, the Company moved certain products previously reported in the International business unit to the Vision Care or Ophthalmic Pharmaceuticals business unit. All segment and business unit references in this news release are to this realigned segment and business reporting unit structure and prior period presentations of results have been conformed to the current segment and business reporting unit structure to allow investors to evaluate results between periods on a constant basis.
(d) Bausch Pharma and Solta revenues, a non-GAAP measure, are determined by subtracting Bausch + Lomb segment revenues for the applicable period from total Bausch Health revenues for the applicable period.

21 | Page

	Bausch Health Companies Inc.			Table 4
	Other Financial Information
	(unaudited)
	(in millions)		June 30, 2022	December 31, 2021
	Cash, Cash Equivalents and Restricted Cash and Other Settlement Deposits
	Cash and cash equivalents		$659	$582
	Restricted cash and other settlement deposits(a)		1,220	1,537
	Cash, cash equivalents and restricted cash and other settlement deposits		$1,879	$2,119

	Debt Obligations
	Senior Secured Credit Facilities:
	Revolving Credit Facility		$425	$285
	Term Loan Facilities		4,894	3,756
	Senior Secured Notes		4,803	3,814
	Senior Unsecured Notes		11,680	14,787
	Other		12	12
	Total long-term debt and other, net of premiums, discounts and issuance costs		21,814	22,654
	Plus: Unamortized premiums, discounts and issuance costs		242	216
	Total long-term debt and other		$22,056	$22,870

	Maturities of Debt Obligations
	Remainder of 2022		$75	$—
	2023		150	285
	2024		150	—
	2025		3,400	9,723
	2026		1,650	1,500
	2027		8,000	2,250
	2028 - 2031		8,631	9,112
	Total debt obligations		$22,056	$22,870

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash provided by operating activities	$123	$395	$60	$838
(a) As of June 30, 2022 Restricted cash and other settlement deposits includes $1,210 million of payments into escrow funds under the terms of settlement agreements regarding certain U.S. securities litigation, subject to an objector's appeal of the final court approval. As of December 31, 2021, Restricted cash and other settlement deposits includes $1,510 million of payments into escrow funds under the terms of settlement agreements regarding certain U.S. securities litigation, subject to an objector's appeal of the final court approval and the Glumetza Antitrust Litigation. The payments regarding certain U.S. securities litigation will remain in escrow until final approval of the settlement.

22 | Page